UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 10, 2013

IceWEB, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27865	13-2640971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22900 Shaw Road, Suite 111, Sterling, Virginia	20166
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	571-287-2380

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.03	Material Modification to Rights of Security Holders.

As previously disclosed, in November 2011, IceWEB, Inc. entered into a Securities Purchase Agreement with accredited investors pursuant to which we sold $2,012,500 in principal amount of senior convertible notes and issued the investors Series O, Series P and Series Q warrants to purchase up to an aggregate of 35,514,789 shares of our common stock for an aggregate purchase price of $1,750,000 in a private transaction exempt from registration under the Securities Act of 1933. We issued Rodman & Renshaw, LLC, a broker-dealer and member of FINRA who acted as the exclusive placement agent for us in this offering, warrants to purchase an aggregate of 911,765 shares of our common stock which are identical to the Series O warrants as partial compensation for their services to us. Rodman & Renshaw, LLC subsequently transferred those warrants to third parties.

The terms of these warrants provided that the exercise price of the warrants was initially $0.17 per share, subject to adjustment as described below. The Series O warrants and Series P warrants were each immediately exercisable. The Series Q warrants became exercisable at any time that any portion of the Series P warrants held by that warrantholder were exercised. The term of the Series O warrants is five years from the issue date, the term of the Series P warrants is one year from the Applicable Date, as hereinafter defined, and the term of the Series Q warrants was for five years from the Applicable Date, subject to the aforedescribed requirement. The warrants are not exercisable if, after giving effect to the exercise, the holder or any of its affiliates would be the beneficial owner as determined in accordance with the rules of the SEC of in excess of 4.9% of our outstanding shares of common stock. In addition to customary anti-dilution provisions, the warrant exercise price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued, certain securities at a price lower than the then applicable warrant exercise price, immediately reduces warrant exercise price to equal the price at which we issued or was deemed to have issued, our common stock. As a result of subsequent transactions by us, the exercise price of each series of these warrants was subsequently reduced to $0.074 per share and the number of shares underlying these warrants were increased.

The registration statement covering the resale of the shares of common stock underlying each series of these warrants was declared effective by the SEC on February 8, 2012 (the “Applicable Date”). Presently, there are a total of 29,290,605 Series O warrants and 3,108,115 Series Q warrants outstanding, net of exercises and expirations.

On April 10, 2013 we entered into an agreement with the holders of the Series O warrants and Series Q warrants whereby in exchange for their agreement to waive any right to an adjustment in the exercise price of these warrants in accordance with the foregoing “full ratchet” provisions, and their agreement to sell no more than 10% of the daily volume of our common stock in the market on any given trading day, we reduced the exercise price of each of the Series O warrants and Series Q warrants to $0.028 per share. We expect to file a post-effective amendment to the aforedescribed registration statement as soon as practicable to reflect the reduction in the warrant exercise prices and the terms of these agreements, as well as to provide current financial and other information on our company and to remove the shares underlying the expired Series P and Series Q warrants.

The foregoing description of the terms of the agreements with the warrant holders is qualified in its entirety by reference to the agreements, the forms of which are filed as Exhibits 10.34 and 10.35 to this report.

2

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.34	Form of First Amendment to Series “O” Warrant to Purchase IceWEB Common Stock*
10.35	Form of First Amendment to Series “Q” Warrant to Purchase IceWEB Common Stock*

*	filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IceWEB, Inc.

Date: April 12, 2013	By:	/s/ Robert M. Howe, III
Robert M. Howe, III, Chief Executive Officer

3